EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (SEC File No. 333-256317) of our report dated March 16, 2022, on our audit of the consolidated financial statements of Emclaire Financial Corp as of and for the year ended December 31, 2021, which report is included in Emclaire Financial Corp’s Annual Report on Form 10-K.

/s/ BKD, LLP

Fort Wayne, Indiana

March 16, 2022